Offer by

Eaton Vance Limited Duration Income Fund (“Limited Duration Income Fund”) (Ticker: EVV)

to Purchase for Cash up To 19% of Its Outstanding Preferred Shares of Limited Duration Income Fund Designated Series A, B, C, D and E

Eaton Vance Senior Floating-Rate Trust (“Senior Floating-Rate Trust”) (Ticker: EFR)

to Purchase for Cash up To 21% of Its Outstanding Preferred Shares of Senior Floating-Rate Trust Designated Series A, B, C and D

Eaton Vance Senior Income Trust (“Senior Income Trust”) (Ticker: EVF)

to Purchase for Cash up To 39% of Its Outstanding Preferred Shares of Senior Floating-Rate Trust Designated Series A and B

________________

August 16, 2018

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated August 16, 2018 in connection with offers made by (i) Limited Duration Income Fund to purchase for cash up to 19% of its outstanding preferred shares of beneficial interest, (ii) Senior Floating-Rate Trust to purchase for cash up to 21% of its outstanding preferred shares of beneficial interest, and (iii) Senior Income Trust to purchase for cash up to 39% of its outstanding preferred shares of beneficial interest (which, with respect to each Fund, constitutes the “Offer” and, together, the “Offers”). Limited Duration Income Fund, Senior Floating-Rate Trust and Senior Income Trust are referred to individually herein as a “Fund” and collectively as the “Funds.” The Offers for outstanding preferred shares of each Fund, par value $0.01 per share and liquidation preference of $25,000 per share, designated Auction Preferred Shares in the Series noted above for each Fund (the “Preferred Shares”), are being made upon the terms and subject to the conditions set forth in the Offer to Purchase and each Fund’s related Letter of Transmittal (which together, with respect to a Fund, constitute the “Offer Documents”). The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 92% of the liquidation preference per share (or $23,000 per share), plus any unpaid dividends accrued prior to the date on which the Fund makes payment for tendered Preferred Shares.

We are the registered holder of record of Preferred Shares held for your account. A tender of such Preferred Shares can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Preferred Shares held by us for your account.

We request instructions as to whether you wish us to tender all or any Preferred Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer(s).

Your attention is needed to the following:

1.	The purchase price to be paid for a Fund’s Preferred Shares is an amount per share, net to the seller in cash, equal to 92% of the liquidation preference per share (or $23,000 per share), plus any unpaid dividends accrued prior to the date on which the Fund makes payment for tendered Preferred Shares. When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the amount that you would be entitled to receive upon a redemption of your Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the Fund.

2.	Each Fund’s Offer and withdrawal rights expire at 5:00 p.m., Eastern time, on Friday, September 14, 2018, unless the Offer is extended.
3.	Each Fund’s Offer is conditioned upon meeting certain conditions as described in the Offer to Purchase dated August 16, 2018.
4.	Each Fund will purchase for cash Preferred Shares validly tendered and not withdrawn prior to the expiration date as follows: up to 19% of the Preferred Shares of Limited Duration Income Fund; up to 21% of the Preferred Shares of Senior Floating-Rate Trust; and up to 39% of the Preferred Shares of Senior Income Trust, subject to the satisfaction or waiver of all conditions described in the Offer to Purchase.
5.	If the amount of Preferred Shares tendered to a Fund exceeds the amount of Preferred Shares the Fund has offered to purchase, the Fund will purchase duly tendered (and not withdrawn) Preferred Shares from tendering shareholders subject to the terms and conditions of the Offer and with pro rata adjustments as described below. For instance, if every Preferred Share of each Fund was duly tendered, then Limited Duration Income Fund would accept 19% of the tendered Preferred Shares, Senior Floating-Rate Trust would accept 21% of the tendered Preferred Shares and Senior Income Trust would accept 39% of the tendered Preferred Shares. In applying the pro ration, the Fund will accept one Preferred Share from each tendering Preferred Shareholder and accept any additional Preferred Shares from such Shareholder on a pro rata basis thereafter. In the event the pro ration results in a fractional amount of Preferred Shares tendered by one or more shareholders, the Fund reserves the right, and expects, to round the number of Preferred Shares tendered by the shareholder to be purchased by the Fund to the closest full Preferred Share.
6.	Any stock transfer taxes applicable to the sale of Preferred Shares to a Fund pursuant to that Fund’s Offer will be paid by that Fund, except as otherwise provided in the Offer to Purchase.
7.	No fees or commissions will be payable to either Fund in connection with the Offers. However, brokers and other nominees who tender Preferred Shares pursuant to your instructions may charge you a fee for doing so.
8.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.
9.	In order to facilitate auctions for any Preferred Shares that may remain outstanding after the Offers are completed, please provide, if known, the contact information for the Auction Department at your broker or other nominee, or the Broker-Dealer (if a different party) that submits auction instructions to the Auction Agent on your behalf.

If you wish to have us tender all or any of your Preferred Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. If you authorize the tender of your Preferred Shares, all such Preferred Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the

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terms and conditions of an Offer. When we tender Preferred Shares to a Fund on behalf of clients, we will submit each such tender separately and will not combine tenders by multiple clients in a single submission.

No Offer is being made to, and tenders will not be accepted from or on behalf of, holders of Preferred Shares in any jurisdiction in which the making of an Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

NO RECOMMENDATION TO ANY HOLDER OF PREFERRED SHARES IS BEING MADE BY ANY FUND, ITS BOARDS OF TRUSTEES OR EATON VANCE MANAGEMENT, THE FUNDS’ INVESTMENT ADVISER, AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING PREFERRED SHARES IN AN OFFER. EACH PREFERRED SHAREHOLDER IS URGED TO READ THE OFFER DOCUMENTS CAREFULLY IN EVALUATING AN OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH AN OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY A FUND OR ITS BOARD.

Payment for Preferred Shares purchased pursuant to an Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company LLC (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Preferred Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4, “Procedures for Tendering Preferred Shares,” of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the applicable Letter of Transmittal. Accordingly, payment may not be made by the Depositary to all tendering holders of Preferred Shares at the same time depending upon when confirmations of book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

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Instructions with Respect to Offer by

Eaton Vance Limited Duration Income Fund (“Limited Duration Income Fund”),

Eaton Vance Senior Floating-Rate Trust (“Senior Floating-Rate Trust”) and

Eaton Vance Senior Income Trust (“Senior Income Trust”)

(each, a “Fund”)

to Purchase for Cash up to

19% of its Outstanding Preferred Shares of Limited Duration Income Fund;
21% of Its Outstanding Preferred Shares of Senior Floating-Rate Trust; and
39% of Its Outstanding Preferred Shares of Senior Income Trust

The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated August 16, 2018, in connection with the offer by each Fund, each a Massachusetts business trust (which, with respect to a Fund, constitutes the “Offer” and, collectively, the “Offers”), to purchase for cash up to (i) 19% of Limited Duration Income Fund outstanding preferred shares of beneficial interest, (ii) 21% of Senior Floating-Rate Trust outstanding preferred shares of beneficial interest and (iii) 39% of Senior Income Trust outstanding preferred shares of beneficial interest, par value $0.01 per share and liquidation preference of $25,000 per share, designated Auction Preferred Shares, Series A and Series B (with respect to each Fund), Series C and Series D (with respect to Limited Duration Income Fund and Senior Floating-Rate Trust) and Series E (with respect to Limited Duration Income Fund) (the “Preferred Shares”).

This will instruct you to tender the number of Preferred Shares as indicated below (or if no number is indicated below, all the Preferred Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Fund Name: _______________________

Fund CUSIP: ______________________

Number of Preferred Shares to be Tendered:

_____________ amount of Preferred Shares*

Dated ________________, 201_

If known:

Auction Desk Contact Information:

    Name: ________________________

    Email Address: _________________

Broker-Dealer that provides instructions to Auction Agent: _________________

SIGN HERE

___________________________________________________

___________________________________________________

Signature(s)

___________________________________________________

Please type or print name(s)

___________________________________________________

Please type or print address

___________________________________________________

Area Code and Telephone Number

___________________________________________________

Social Security or other Taxpayer Identification Number

PLEASE RETURN THIS FORM TO THE BROKERAGE

FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Preferred Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Preferred Shares held by us for your account are to be tendered.